Exhibit 99.1

ARES MANAGEMENT, L.P. REPORTS SECOND QUARTER 2018 RESULTS

LOS ANGELES--Ares Management, L.P. (NYSE:ARES) today reported its financial results for its second quarter ended June 30, 2018.

“Our second quarter results demonstrate our continued strong growth with fee related earnings, realized income and assets under management all showing high teens or better growth on a year over year basis, said Michael Arougheti, Chief Executive Officer and President of Ares. “With $12 billion of funds raised in the second quarter and $19 billion in the first half of 2018, we expect this to be our best year yet of fundraising as we capitalize on our market leadership in global direct lending and private credit.  We now expect to end 2018 with over $125 billion of assets under management, setting us up for significant future growth in our earnings.”

“Following our election to corporate tax status made earlier this year, we are excited to announce our intent to move forward with a full legal conversion to a state law corporation,” said Michael McFerran, Chief Operating Officer and Chief Financial Officer of Ares. “We plan to structure the conversion in a manner that we believe may enable index inclusion, which could further broaden our investor base.”

Common Dividend
Ares declared a quarterly dividend of $0.28 per common share, payable on September 28, 2018 to common shareholders of record at the close of business on September 14, 2018.
Preferred Dividend
Ares declared a quarterly dividend of $0.4375 per Series A Preferred Share with a payment date of September 30, 2018 to preferred shareholders of record as of the close of business on September 15, 2018.
Corporate and Tax Status
Following its corporate tax status election effective March 1, 2018, Ares Management, L.P. announced today the intent to convert its legal status from a Delaware limited partnership to a Delaware corporation. The conversion is expected to be completed by December 31, 2018. In connection with the conversion, Ares intends to adopt a structure designed to meet the eligibility requirements for certain indices, although no assurances can be provided regarding index inclusion. Because Ares Management, L.P. is already treated as a corporation for U.S. income tax purposes as of March 1, 2018, ownership of our shares does not generate any unrelated business taxable income (UBTI) or income effectively connected with a U.S. trade or business (ECI), and the conversion would not impact this treatment. As of March 1, 2018, ARES shareholders receiving dividends will see such dividends reported on Form 1099 DIV and are eligible for the favorable tax rates applicable to qualified dividend income. The conversion would not impact this treatment.
Additional Information
Ares issued a full detailed presentation of its second quarter 2018 results, which can be viewed at www.aresmgmt.com on the Investor Resources section of our home page under Events and Presentations. The presentation is titled "Second Quarter 2018 Earnings Presentation." We also filed our Second Quarter 2018 Earnings Presentation on Form 8-K for the quarter ended June 30, 2018 with the U.S. Securities and Exchange Commission on August 2, 2018 and will file our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 with the U.S. Securities and Exchange Commission on August 6, 2018.
Conference Call and Webcast Information
Ares will host a conference call on August 2, 2018 at 12:00 p.m. ET to discuss second quarter results. All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the home page of the Investor Resources section of our website at http://www.aresmgmt.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 6797775 followed by the # sign and reference “Ares Management, L.P.” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through September 3, 2018 (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10121846. An archived replay will also be available through September 3, 2018 on a webcast link located on the Home page of the Investor Resources section of our website.
About Ares Management, L.P.
Ares Management, L.P. is a publicly traded, leading global alternative asset manager with approximately $121.4 billion of assets under management as of June 30, 2018 and 18 offices in the United States, Europe, Asia and Australia. Since its inception in 1997, Ares has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares believes each of its three distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares was built upon the fundamental principle that each group benefits from being part of the greater whole. For more information, visit www.aresmgmt.com.
Forward-Looking Statements
Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Management, L.P. undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

Nothing in this press release constitutes an offer to sell or solicitation of an offer to buy any securities of Ares or an investment fund managed by Ares or its affiliates.

Investor Relations Contacts

Carl Drake	Veronica Mendiola	Cameron Rudd
cdrake@aresmgmt.com	vmendiola@aresmgmt.com	crudd@aresmgmt.com
(800) 340-6597	(212) 808-1150	(800) 340-6597